NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS SECOND QUARTER RESULTS

MARYVILLE, TN – January 9, 2008 – Ruby Tuesday, Inc. today reported a diluted loss per share of $0.20 on a net loss of $10.4 million for the Company’s second quarter of fiscal 2008, which ended on December 4, 2007. This compares to diluted earnings per share of $0.28 on net income of $16.7 million for the second quarter of the prior year. The diluted per share impact of costs associated with the Company’s remodel initiative in the second quarter of fiscal 2008 was $0.07.

Quarterly Highlights

As previously reported, second quarter fiscal 2008 same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 10.8%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 8.7%, as compared to a decrease of 0.2% and an increase of 4.0% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the second quarter of the prior year.

Second quarter fiscal 2008 same-restaurant sales:

	September	October	November	Second Quarter
Company-Owned	-10.4%	-10.8%	-11.3%	-10.8%
Domestic Franchise	-8.0%	-7.5%	-10.7%	-8.7%

Other highlights for the 13-week second quarter:

•	Total revenue decreased 4.7% over the same period of the prior year.

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January 9, 2008

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•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants decreased 10.2% from the same period of the prior year.
•	The Company opened five new Ruby Tuesday restaurants during the quarter and acquired twenty-five restaurants from two Michigan franchisees. No restaurants were closed during the quarter.
•	Aside from the restaurants sold to the Company, domestic and international franchisees opened four new Ruby Tuesday restaurants during the quarter and none were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s operating statement) totaled $98,173,000 and $114,791,000 for the second quarter of fiscal 2008 and 2007, respectively. Fiscal 2008 sales at franchise restaurants were reduced due to the acquisitions of the Michigan franchisees in the second quarter of fiscal 2008, and the prior acquisitions of the West Palm Beach franchisee on the first day of fiscal 2008, and the South Florida franchisee in the third quarter of fiscal 2007.

•	Capital expenditures for new restaurants and routine capitalized improvements at existing restaurants were $20.0 million for the quarter.
•	Capital expenditures related to the Company’s remodel initiative were $20.6 million for the quarter.
•	The Company had 51.7 million shares of common stock outstanding at the end of the quarter.
•

Based on the uncertainty of sales, our current models reflect that we may be in violation of debt covenants in the next 12 months. We are not currently in default but, because of accounting rules, we have reclassified much of our long-term debt as current. We will be working with our lenders to obtain a modification of covenants for future periods and expect a favorable outcome.

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January 9, 2008

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Dividend Policy

The Board of Director’s revised the Company’s dividend policy to provide for an annual dividend payment which the Board will review for payment in August 2008. The Board remains committed to a dividend policy as previously stated but believes moving to an annual payment to be prudent based on current operating performance and the economic outlook.

Sandy Beall, Founder and CEO, commented, “We do believe we have the right plans and strategies in place to build a much stronger concept and brand for the long-term. We do not think this is a brand issue and our guest research confirms that our food, service, and restaurants are better than they have ever been and improving.

We do have a segment and sales issue, and we also have an earnings issue which we will get corrected. We do not believe we have an operations or free cash flow issue. While timing has not been perfect considering the industry, we will have the majority of our investments in our food and service initiatives as well as the reimaging of over 650 restaurants behind us after this year. We believe we will be very well positioned for solid earnings, free cash flow, and performance in the future.”

Fiscal 2008 Guidance

For fiscal 2008, the Company is now targeting diluted earnings per share of $0.40 to $0.60 based on same-restaurant sales of down 6.0% to 8.5% at Company-owned restaurants. The estimate for fiscal 2008 diluted earnings per share includes projected expenses incurred in our remodel initiative of $0.16 to $0.18, of which $0.13 to $0.15 is related to the accelerated depreciation of existing assets and approximately $0.03 is related to incremental depreciation

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January 9, 2008

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on new assets net of the reduction from the related write-offs. Year to date through the Company’s second fiscal quarter, approximately $0.12 has been expensed for the remodel initiative. Additional assumptions used to determine the targeted range include the following:

•	Approximately 20 Company-owned openings for the year;
•	15 to 20 franchise openings for the year;
•	Investments in labor and food cost;
•	$65-$75 million in capital expenditures for the year for new restaurants and routine capitalized improvements at existing restaurants; and
•	$50-$55 million in capital expenditures for the above-mentioned remodeling of Company restaurants during the fiscal year.

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of December 4, 2007, the Company owned and operated 721 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 169 and 54 restaurants, respectively.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised),

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future capital expenditures, future borrowings and repayment of debt, availability of debt financing at terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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January 9, 2008

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2008
(Amounts in thousands except per share amounts)

	13 Weeks Ended December 4, 2007	Percent of Revenue	13 Weeks Ended December 5, 2006	Percent of Revenue	Percent Change	26 Weeks Ended December 4, 2007	Percent of Revenue	26 Weeks Ended December 5, 2006	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 317,393	98.9	$ 333,316	99.0		$ 660,387	98.9	$ 668,127	98.9
Franchise revenue	3,530	1.1	3,503	1.0		7,333	1.1	7,351	1.1
Total revenue	320,923	100.0	336,819	100.0	(4.7)	667,720	100.0	675,478	100.0	(1.1)
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	89,018	28.0	91,378	27.4		181,711	27.5	181,048	27.1
Payroll and related costs	109,525	34.5	104,314	31.3		219,466	33.2	207,857	31.1
Other restaurant operating costs	69,786	22.0	60,823	18.2		136,673	20.7	121,967	18.3
Depreciation and amortization	25,140	7.9	18,993	5.7		48,733	7.4	37,375	5.6
(as a percent of Total operating revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	(7)	0.0	163	0.0		157	0.0	251	0.0
Selling, general and administrative, net	32,734	10.2	30,897	9.2		62,487	9.4	60,324	8.9
Equity in losses of unconsolidated franchises	1,612	0.5	706	0.2		2,458	0.4	638	0.1
Total operating costs and expenses	327,808		307,274			651,685		609,460
(Loss)/Earnings before Interest and Taxes	(6,885)	(2.1)	29,545	8.8	(123.3)	16,035	2.4	66,018	9.8	(75.7)
Interest expense, net	8,281	2.6	4,589	1.4		15,380	2.3	8,883	1.3
Pre-tax (Loss)/Profit	(15,166)	(4.7)	24,956	7.4	(160.8)	655	0.1	57,135	8.5	(98.9)
Provision for income taxes	(4,815)	(1.5)	8,227	2.4		(84)	0.0	18,856	2.8
Net (Loss)/Income	$ (10,351)	(3.2)	$ 16,729	5.0	(161.9)	$ 739	0.1	$ 38,279	5.7	(98.1)

(Loss)/Earnings Per Share:
Basic	$ (0.20)		$ 0.28		(171.4)	$ 0.01		$ 0.65		(98.5)

Diluted	$ (0.20)		$ 0.28		(171.4)	$ 0.01		$ 0.65		(98.5)

Shares:
Basic	51,380		58,793			51,763		58,467

Diluted	51,380		59,266			51,964		58,894

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2008
(Amounts in thousands)

	December 4,	June 5,
CONDENSED BALANCE SHEETS	2007	2007
Assets
Cash and Short-Term Investments	$7,886	$25,892
Accounts and Notes Receivable	10,384	14,773
Inventories	22,712	20,032
Income Tax Receivable	888	-
Deferred Income Taxes	4,772	4,839
Assets Held for Disposal	36,878	20,368
Prepaid Rent and Other Expenses	14,850	14,542

Total Current Assets	98,370	100,446

Property and Equipment, Net	1,091,639	1,033,336
Goodwill, Net	18,927	16,935
Notes Receivable, Net	4,956	9,212
Other Assets	69,162	69,927

Total Assets	$1,283,054	$1,229,856

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$548,068	$1,779
Income Tax Payable	-	5,730
Other Current Liabilities	148,067	116,249
Long-Term Debt, including Capital Leases	43,673	512,559
Deferred Income Taxes	28,358	37,107
Deferred Escalating Minimum Rents	40,991	39,824
Other Deferred Liabilities	78,056	77,282

Total Liabilities	887,213	790,530

Shareholders' Equity	395,841	439,326

Total Liabilities and
Shareholders' Equity	$1,283,054	$1,229,856